                                 AMENDMENT NO. 1
                                       TO
                            STOCK PURCHASE AGREEMENT

              AMENDMENT NO. 1, dated as of June 26, 2000, to STOCK PURCHASE AGREEMENT, dated as of May 9, 2000 (the "STOCK PURCHASE AGREEMENT"), between AMERICAN RESTAURANT GROUP, INC., a Delaware corporation (the "SELLER"), and NBACO, INC., a Delaware corporation (the "PURCHASER"). Capitalized terms not otherwise defined herein have the meanings set forth in the Stock Purchase Agreement.


                              W I T N E S S E T H :


              WHEREAS, the Seller and the Purchaser have agreed that the Stock Purchase Agreement be amended as set forth below.

              NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

              Section 1. AMENDMENT TO SECTION 1.3 OF THE STOCK PURCHASE AGREEMENT. Section 1.3 of the Stock Purchase Agreement is hereby amended and restated to read in its entirety as follows:


              "1.3 REORGANIZATION OF CERTAIN ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES. (a) Immediately prior to the Closing, the Seller shall, or shall cause its Affiliates, as appropriate, to sell, convey, assign, transfer and deliver to one of the Companies (reasonably satisfactory to the Purchaser) all right, title and interest in and relating to the following assets and any claims by the Seller related thereto: (i) the Lease (as defined below) (and any related subleases) for the Headquarters, (ii) all furniture, fixtures, equipment and other tangible personal property owned or leased by the Seller or one of its Affiliates, which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Headquarters, (iii) the NSG Foreign License and (iv) the Grants of Rights (collectively, the "INCLUDED ASSETS"). Immediately prior to the Closing, the Seller shall, or shall cause the Companies, as appropriate, to sell, convey, assign, transfer and deliver to the Seller or its Affiliates (other than the Companies) any and all Leases set forth on Schedule 1.3(a) (collectively, the "EXCLUDED LEASES") and all liabilities related thereto. The Seller also shall assume all of the liabilities that have accrued and are represented by specific amounts on the consolidated balance sheets of the Companies in the ordinary course of business that are associated with the accounts listed on Schedule 1.3(a)(ii); PROVIDED, that the Seller shall under no circumstance be obligated to pay any amount in respect of any such liabilities to the extent that such payment, together with all other


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

       payments made after the Closing Date in respect of such liabilities, exceeds the aggregate amount of such liabilities as set forth on the consolidated balance sheets of the Companies as of the Closing Date.

              (b) Notwithstanding any other provision hereof, (i) the Seller shall retain any assets used solely by the Seller in connection with the operations of its Black Angus restaurant concept, and shall have the right to remove any of such assets after the Closing Date, upon reasonable notice to the Purchaser, to the extent any of such assets are located at the Headquarters, (ii) the Purchaser shall, by reason of this Agreement, acquire the right to any assets that are owned solely by the Companies, and (iii) any assets that are used both in the operations of the Black Angus restaurant concept and in the business of the Companies shall be acquired by the Purchaser, unless otherwise indicated on
       Schedule 1.3(b)."

              Section 2. AMENDMENT TO SECTION 1.4(a) OF THE STOCK PURCHASE AGREEMENT. Section 1.4(a) of the Stock Purchase Agreement is hereby amended and restated to read in its entirety as follows:

              "1.4 PURCHASE PRICE. (a) The total consideration (the "PURCHASE PRICE") payable by the Purchaser to the Seller for the purchase and sale of the Shares shall be equal to $17.0 million. The Purchase Price shall be payable as set forth in Section 1.5 and is subject to adjustment as provided below in this Section 1.4 and Section 5.3."

              Section 3. ADDITION OF SECTIONS 5.7 AND 5.8 TO THE STOCK PURCHASE AGREEMENT. Article V of the Stock Purchase Agreement is hereby amended by adding the following Section 5.7 and 5.8:

              "Section 5.7 INSURED CLAIMS. The Seller and the Purchaser shall cooperate and use all commercially reasonable efforts necessary to seek payment for the benefit of the Seller or the Purchaser, as applicable, under insurance policies in respect of any insured claims relating to the conduct of the business of the Companies that is covered by insurance policies held by the Seller. To the extent that the Seller receives proceeds after the Closing Date with respect to insurance claims that relate to liabilities of the Companies that are not assumed by the Seller hereunder, or that relate to insurance policies held for the benefit of the Purchaser or the Companies pursuant to the Transition Agreement, dated as of the date hereof between the Seller and the Purchaser (the "TRANSITION AGREEMENT"), the Seller shall promptly forward such payments to the Purchaser. To the extent that the Purchaser receives proceeds after the Closing Date with respect to insurance claims that relate to liabilities of the Companies that are assumed by the Seller hereunder, the Purchaser shall promptly forward such payments to the Seller. Neither the Seller nor the Purchaser shall be obligated to pay or reimburse the other party for any internal or out-of-pocket expenses incurred in connection with such party's obligations under this Section 5.7. Except as provided in the Transition Agreement, the Seller shall be under no obligation to maintain any insurance policy for the benefit of the Purchaser or any of the Companies after the Closing Date."


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              Section 5.8  POST-CLOSING PAYMENTS TO SOLIMAN.  In consideration of Anwar S. Soliman resigning from his position as chairman of the Board of Directors and as an officer of the Seller and all positions of non-Company Subsidiaries of the Seller and termination of his employment agreement with the Seller, the Seller shall pay to Mr. Soliman a sum equal to $182,512, in six bi-weekly installments of $30,418.68 each, beginning no later than two weeks after Closing."

              Section 4. AMENDMENT TO SECTION 6.2 OF THE STOCK PURCHASE AGREEMENT. Section 6.2 of the Stock Purchase Agreement is hereby amended by deleting subsection 6.2(f) in its entirety.

              Section 5. AMENDMENT TO SECTION 8.2 OF THE STOCK PURCHASE AGREEMENT. Section 8.2 of the Stock Purchase Agreement is hereby amended and restated to read in its entirety as follows:

              "8.2 AGREEMENT TO INDEMNIFY BY THE SELLER. Subject to the terms and conditions of this Article VIII, the Seller hereby agrees to indemnify, defend, and hold harmless the Purchaser and its Affiliates, directors, officers, and employees (individually, a "PURCHASER INDEMNITEE") (except with respect to Taxes, which is governed by Article
       VII) from and against, for and in respect of, any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, and expenses (including, without limitation, reasonable attorneys' fees), suffered, sustained, incurred, or required to be paid by any Purchaser Indemnitee (collectively, "PURCHASER'S DAMAGES") arising out of, based upon, in connection with, or as a result of (a) the untruth, inaccuracy, breach, or nonfulfillment of any representation or warranty that shall survive the Closing Date pursuant to Section 8.1 or any covenant or agreement of the Seller contained in or made pursuant to this Agreement, the Disclosure Schedules and the Seller Disclosure Letter in and or certificate delivered hereunder, (b) the Excluded Leases; provided, however, that the Seller's aggregate liability pursuant to this clause (b) relating to matters addressed in Section 3.2(k) shall not exceed $500,000, (c) the conduct of the Seller's business at any time following the Closing Date or (d) the liabilities assumed by the Seller immediately prior to the Closing that are identified on Schedule 1.3(a)(ii)."

              Section 6. AMENDMENT TO SECTION 8.3 OF THE STOCK PURCHASE AGREEMENT. Section 8.3 of the Stock Purchase Agreement is hereby amended and restated to read in its entirety as follows:

              "8.3 Agreement to Indemnify by the Purchaser. Subject to the terms and conditions of this Article VIII, the Purchaser hereby agrees to indemnify, defend, and hold harmless the Seller and its Affiliates (individually, a "SELLER INDEMNITEE") (except with respect to Taxes, which is governed by Article VII) harmless from and against, for and in respect of, any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, and expenses (including, without limitation, reasonable attorneys' fees) suffered, sustained, incurred, or required to be paid by any Seller Indemnitee (collectively, "SELLER'S DAMAGES") arising out of, based upon, in


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

       connection with, or as a result of (a) the untruth, inaccuracy, breach, or nonfulfillment of any representation or warranty that shall survive the Closing Date pursuant to Section 8.1 or any covenant or agreement of the Purchaser contained in or made pursuant to this Agreement, including in any certificate delivered hereunder, (b) the conduct of the business of the Companies any time following the Closing Date (including, without limitation, liabilities, if any, for severance or for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as a result of or in connection with any termination of employment occurring following the Closing of any employee of the Companies whose employment continues with any of the Companies following the Closing; any such termination following the Closing on the Closing Date shall be deemed to have occurred following the Closing Date for the purposes of the indemnification provisions of this clause (b)), (c) the Seller's being forced to disgorge, reimburse or return amounts received under any contract listed on Schedule 8.3(c) (a "PRORATED CONTRACT") to the other party thereto as a result of any breach by a Company, including a Company not continuing to purchase or use the product or service supplied under any Prorated Contract consistent with practice prior to the Closing Date; (d) any amounts relating to any period after the Closing Date paid by the Seller pursuant to any of the guarantees set forth in Schedule 4.6 or pursuant to any indemnification obligation owed by the Seller to Saga Corporation relating to any Lease other than an Excluded Lease; and (e) any amounts paid by the Seller relating to the Headquarters Lease for periods from and after the Closing Date; provided, however, that the Purchaser shall not be obligated to indemnify the Seller for a breach of Section 3.2(k) unless and until the aggregate of all Seller's Damages (including indemnification payments to Purchaser Indemnitee pursuant to Section 8.2(b)) caused by, arising out of, related to or incurred as a result of or in connection with all breaches by Purchaser of Section 3.2(k) exceeds $500,000."

              Section 7. LIMITATION OF AMENDMENT. Except as expressly provided herein, the Stock Purchase Agreement shall continue to be, and shall remain, in full force and effect. Except as expressly provided herein, this Amendment shall not be deemed to be a waiver or, or consent to, or a modification or amendment of, any other term or condition of the Stock Purchase Agreement.

              Section 8. EXECUTION IN COUNTERPARTS. THIS AMENDMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, ALL OF WHICH SHALL BE CONSIDERED ONE AND THE SAME AGREEMENT, AND SHALL BECOME A BINDING AGREEMENT WHEN ONE OR MORE COUNTERPARTS HAVE BEEN SIGNED BY EACH PARTY AND DELIVERED TO THE OTHER PARTIES.

              Section 9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS APPLIED TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN CALIFORNIA.

              Section 10. SEVERABILITY. If any provision of this Amendment shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Amendment shall not be affected and shall remain in full force and effect.


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                          [Signatures appear on next page.]

              IN WITNESS WHEREOF, the parties have executed, delivered and entered into this Amendment as of the day and year first above written.


                               AMERICAN RESTAURANT GROUP, INC.


                               By: /s/ Robert D. Beyer
                                  ------------------------------
                               Name:  ROBERT D. BEYER
                                      TITLE: DIRECTOR

                               NBACO, INC.



                               By: /s/ Anwar S. Soliman
                                  ------------------------------
                               Name:  ANWAR S. SOLIMAN
                               Title:  CHIEF EXECUTIVE OFFICER,
                                       PRESIDENT AND SECRETARY

                                 Schedule 1.3(a)(ii)

Account #                             ACCOUNT DESCRIPTION

20000                                 Accounts Payable
21000                                 Accrued Expenses - Other
21050                                 Accrued Advertising Expenses
21700                                 Accrued Sales Taxes
21750                                 Accrued Sales Tax Suspense
21760                                 Accrued Use Tax
21999                                 Closed Unit Reserve
22100 THROUGH 22210                   Accrued Workers' Compensation/Employee
                                      Injury
22300                                 General Liability Accrual (1)
22407 AND 22408                       Accrued Real & Personal Property Insurance
22410                                 Auto Liability Insurance
22602 AND 22612                       Accrued Unit Staff & Administrative
                                      Medical/Dental



-----------------
       (1)INCLUDES liabilities of the Companies to third parties covered under the Seller's insurance policies for General Liability, Employed Attorney's Professional Liability, Crime (to the extent included in the Working Capital Target), Foreign Liability (General, Auto, Workers Compensation and Employer's Liability) and Directors' & Officers' Liability and EXCLUDES Employment Practices Liability and matters not covered by Insurance.

                                 Schedule 8.3(a)(ii)
                                 Prorated Contracts


Product and Supplies Agreement, effective as of January 1, 2000, between Ecolab Inc. and the Seller

Product and Supplies Agreement, effective as of January 31, 2000, between Ecolab Inc. and the Seller

Marketing Agreement, dated August 11, 1999, between Coca Cola USA Fountain and the Seller

Supply Agreement, dated June 15, 1999, between Hunt-Wesson, Inc. and the Seller